EXHIBIT 99.1

CRISPR Therapeutics Announces Appointment of Dr. Rodger Novak as Chairman of the Board

ZUG, Switzerland and CAMBRIDGE, Mass. – December 21, 2017 – CRISPR Therapeutics (NASDAQ: CRSP) today announced the appointment of Dr. Rodger Novak, founder and former CEO of CRISPR Therapeutics as Chairman of the Board of Directors. Dr. Novak will succeed Dr. Tony Coles, who has helped lead the company in the transition from its early phase to a clinical-stage public company. Dr. Coles will remain a senior advisor to CRISPR Therapeutics.

“On behalf of the board, I would like to thank Tony for his leadership,” said Dr. Novak. “Over the past two years, our chief objective has been to establish a strong company with the bold agenda of bringing novel CRISPR-based treatments to patients suffering from difficult-to-treat diseases. Tony has been instrumental in helping us achieve this goal, and I look forward to maintaining this momentum by working closely with our CEO, Sam Kulkarni, and the Board to lead the company into its next phase of growth.”

During Dr. Coles’ tenure, CRISPR Therapeutics has made significant progress in advancing its pipeline of gene-based medicines to the clinic. The company has also built a strong management team, now led by Dr. Sam Kulkarni, who was recently appointed to succeed Dr. Novak as the CEO of the company.

“It has been a privilege to be part of CRISPR’s growth over the past two years, as the company has made great strides to translate the CRISPR/Cas9 platform into transformative therapies. With the recent filing of a clinical trial application for ß-thalassemia, CRISPR Therapeutics is well on its way to becoming the first company to use this novel platform for a disease with significant unmet need,” said Dr. Coles. “I am excited to continue working with the company and its leadership team as a senior advisor to help realize the full potential of this powerful gene-editing platform.”

In addition to assuming the board chairmanship, Dr. Novak will continue to serve on the board of directors of Casebia Therapeutics, CRISPR’s 50-50 joint venture with Bayer AG. Dr. Novak is a serial entrepreneur and co-founded CRISPR Therapeutics in 2013. As an experienced pharmaceutical and biotechnology executive and former University Professor at the Vienna Biocenter in Austria, he brings a combination of scientific experience and a proven track record of successfully translating technologies into pharmaceutical products. Dr. Novak will work closely with the Board and leadership team to fulfill CRISPR’s mission of pioneering a new class of transformative therapies for serious diseases.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene-editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 gene-editing platform. CRISPR/Cas9 is a revolutionary technology that allows for precise, directed changes to genomic DNA. The company’s multi-disciplinary team of world-class researchers and drug developers is working to translate this technology into breakthrough human therapeutics in a number of serious diseases. Additionally, CRISPR Therapeutics has established strategic collaborations with Bayer AG and Vertex Pharmaceuticals to develop CRISPR-based therapeutics in diseases with high unmet need. The foundational CRISPR/Cas9 patent estate for human therapeutic use was licensed from the company’s scientific founder Emmanuelle Charpentier, Ph.D. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Cambridge, Massachusetts. For more information, please visit http://www.crisprtx.com.

CRISPR Forward-Looking Statement

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the timing of filing of clinical trial applications and INDs and timing of commencement of clinical trials, the intellectual property coverage and positions of the Company, its licensors and third parties, the sufficiency of the Company’s cash resources and the therapeutic value, development, and commercial potential of CRISPR/Cas9 gene editing technologies and therapies. You are cautioned that forward-looking statements are inherently uncertain. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: uncertainties regarding the intellectual property protection for our technology and intellectual property belonging to third parties; uncertainties inherent in the initiation and completion of preclinical studies for the Company’s product candidates; availability and timing of results from preclinical studies; whether results from a preclinical trial will be predictive of future results of the future trials; expectations for regulatory approvals to conduct trials or to market products; and those risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K, and in any other subsequent filings made by the Company with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.

CONTACTS

CRISPR Therapeutics

Investors:

Chris Erdman

617-307-7227

chris.erdman@crisprtx.com

or

Chris Brinzey

Westwicke Partners

339-970-2843

chris.brinzey@westwicke.com

Media:

Jennifer Paganelli

WCG for CRISPR

347-658-8290

jpaganelli@wcgworld.com